Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of EG Acquisition Corp. (the “Company”) on Form S-1 of our report dated February 22, 2021, except for the 2nd and 3rd paragraphs in Note 8, which are dated April 5, 2021, and for the discussions regarding accounting for warrants in Note 2, for which the date is May 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of EG Acquisition Corp. as of January 29, 2021 and for the period from January 28, 2021 (inception) through January 29, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 11, 2021